Exhibit 2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated December 15, 2025 (this “Effective Date”), is entered into by and among:

(1)	Ticketplus Ltd., a Cayman Islands exempted company (the “Company”) with its registered office at c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands;

(2)	Yethro Dinamarca Santelices, a shareholder of 2,283,600 shares of Ticketplus Group SpA, a company existing under the laws of Chile (“Ticketplus Group”), with a registered office address of Alonso de Córdova 5320, piso 16, comuna de Las Condes, Región Metropolitana, Santiago, Chile;

(3)	Chien-Fu Chen Chen, a shareholder of 660,616 shares of Ticketplus Group; and

(4)	Sebastián Orellana Moreno, a shareholder of 55,784 shares of Ticketplus Group (together with Yethro Dinamarca Santelices and Chien-Fu Chen Chen, the “Contributors”).

BACKGROUND

A.	The Contributors are the record and beneficial owners of 3,000,000 ordinary shares without par value (the “Contributed Shares”) of Ticketplus Group, which Contributed Shares constitute one hundred percent (100%) of the issued and outstanding shares of Ticketplus Group as of the Effective Date.

B.	The Contributors desire to contribute to the Company all of Contributors’ rights, titles and interests in and to the Contributed Shares, and the Company desires to accept such contribution from the Contributors subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1. CONTRIBUTION; CLOSING.

(a) Contribution. Subject to the terms of this Agreement, at the Closing (as defined below), the Contributors shall contribute, assign, transfer, convey and deliver to the Company, and the Company shall accept from the Contributors, all of Contributors’ rights, titles and interests in and to the Contributed Shares, in each case free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances. The contribution of the Contributed Shares held by Yethro Dinamarca Santelices is valued at US$1,065,448, which represents the Chilean tax cost basis of CLP$972,391,360 converted into United States dollars, according to the official exchange rate published by the Chilean Central Bank as of the date hereof. The contribution of the contributed shares held by Chien-Fu Chen Chen is valued at US$169,363, which represents the Chilean tax cost basis of CLP$154,570,438 converted into United States dollars, according to the official exchange rates published by the Chilean Central Bank as of the date hereof. The contribution of the Contributed Shares held by Sebastián Orellana Moreno is valued at US$6,664, which represents the Chilean tax cost basis of CLP$6,081,738 converted into United States dollars, according to the official exchange rate published by the Chilean Central Bank as of the date hereof.

(b) Consideration. The total consideration for the Contributed Shares shall be satisfied by the allotment and issuance by the Company of (i) 7,756,267 Class B ordinary shares of a par value of US$0.0001 each in the capital of the Company (the “Class B Ordinary Shares”) to Yethro Dinamarca Santelices (the “YDS Shares”), (ii) 2,243,733 Class B Ordinary Shares to Chien-Fu Chen Chen (the “CFC Shares”), and (iii) 189,525 Class A ordinary shares of a par value of US$0.0001 each in the capital of the Company (the “Class A Ordinary Shares”) to Sebastián Orellana Moreno (the “SOM Shares” and together with the YDS Shares and the CFC Shares, the “Consideration Shares”). The parties declare that the contribution of the Contributed Shares is made at Chilean tax cost basis value pursuant to the corporate reorganization rule provided by Article 64 of the Chilean Tax Code. The contribution is made as part of a strategic corporate reorganization process being undertaken by the Contributors and the Company that aims to implement a corporate structure suitable for the expansion of Ticketplus Group’s operations into the U.S. market and facilitate access to international capital markets, financing agreements with global funds, and a potential Public Offering (as defined below) and listing on a major U.S. stock exchange.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Effective Date, or on such other date as the parties may mutually agree in writing (the “Closing Date”) and may be effected by the electronic exchange of documents and signatures. On the Closing Date:

(i) the Contributors shall deliver to the Company, in each case in form and substance reasonably satisfactory to the Company, (A) a share transfer instrument in favour of the Company in respect of each Contributor’s Contributed Shares duly executed by or on behalf of each Contributor in accordance with Chilean law, which shall explicitly declare that the transfer constitutes a contribution made at Chilean tax cost basis value pursuant to the corporate reorganization rule provided by Article 64 of the Chilean Tax Code; (B) all books and records of Ticketplus Group; (C) a copy of the resolutions in writing or minutes of a meeting of the board of directors or equivalent governing body of Ticketplus Group evidencing the approval of such governing body of the transfer of the Contributed Shares to the Company; (D) a copy of the updated register of members or equivalent statutory register of Ticketplus Group evidencing the transfer of the Contributed Shares to the Company; and (E) such other documents as the Company may reasonably require to effect the transfer of the Contributed Shares to the Company.

(ii) subject to compliance by the Contributors with the provisions of Section 1(c)(i), the Company shall issue and allot to the Contributors the Consideration Shares, which shall upon issue be credited as fully paid, and enter the name of each Contributor in the register of members of the Company as the registered holder of each Contributor’s respective Consideration Shares as described in Section 1(b).

2. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.

Each of the Contributors severally and not jointly hereby represents and warrants to the Company as follows:

(a) Good Title. Each Contributor is the registered and beneficial owner, and has good title to, its respective Contributed Shares, with the right and authority to sell and deliver such Contributed Shares. Upon registering the Company as the new owner of such Contributed Shares, the Company will receive good title to such Contributed Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

(b) Authority; Execution and Delivery; Enforceability. Each Contributor has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Contributor to enter into this Agreement and to carry out the contribution of the Contributed Shares have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with the terms hereof.

(c) No Conflicts. The execution and delivery of this Agreement by the Contributor and the performance by the Contributor of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree; (ii) will not violate any laws applicable to the Contributor or Ticketplus Group; and (iii) will not violate or breach any contractual obligation to which the Contributor or Ticketplus Group is a party.

(d) Litigation. There is no pending proceeding against the Contributor or Ticketplus Group that involves the Contributed Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, the contribution and, to the knowledge of the Contributor, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

(e) Legends. Each Contributor understands and agrees that the Consideration Shares, if certificated, will bear the following legend or one that is substantially similar to the following legend and if not certificated a book entry note with the following legend relating to the Consideration Shares shall be included in the official ledger of the Company:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE U.S. OR TO U.S. PERSONS EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS.”

(f) Additional Legend. Additionally, the Consideration Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

(g) Investment Representations. Each Contributor represents and warrants to the Company as follows:

(i) Entirely for Own Account. The Consideration Shares are being acquired by the Contributor for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Consideration Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder.

(ii) Sufficient Knowledge. The Contributor has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of the Consideration Shares. The Contributor has reviewed copies of such documents and other information as it has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Consideration Shares.

(iii) Transfer Restrictions. The Contributor understands and agrees that the Consideration Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Consideration Shares or an available exemption from registration under the Securities Act, the Consideration Shares must be held indefinitely. Further, the Contributor understands and agrees and has the financial capability of assuming the economic risk of an investment in the Consideration Shares for an indefinite period of time. The Contributor has been advised by the Company that the Contributor will not be able to dispose of the Consideration Shares, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. The Contributor understands and agrees that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Consideration Shares. The Contributor acknowledges that the Company is under no obligation to register the Consideration Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Consideration Shares in the future. The Contributor is an “Accredited Investor” as defined in rule 501(a) of Regulation D of the Securities Act.

(iv) Non-Registration. The Contributor understands that the Consideration Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Contributor’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Consideration Shares in accordance with the Company’s memorandum and articles of association or the laws of its jurisdiction of incorporation.

(v) Restricted Securities. The Contributor understands that the Consideration Shares are characterized as “restricted securities” under the Securities Act in as much as this Agreement contemplates that, if acquired by the Contributor pursuant hereto, the Consideration Shares would be acquired in a transaction not involving a public offering. The issuance of the Consideration Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The Contributor further acknowledges that if the Consideration Shares are issued to the Contributor in accordance with the provisions of this Agreement, such Consideration Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Contributor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h) Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including an initial public offering of the Company, the Contributor agrees that it will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Consideration Shares without the prior written consent of the Company or its managing underwriter. Such restriction shall be in effect for such period of time following the date of the final prospectus or registration statement for an offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed twelve (12) months plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions. The Contributor, in its capacity as a security holder of the Company as a result of its acceptance of the Consideration Shares, agrees to execute and deliver any lock up agreement required by the underwriter for an initial public offering of the Company and all other documents and instruments and take all other actions necessary in connection with any such lock up agreement.

(i) The Contributors that are Not a United States Person. If the Contributor is not a “U.S. Person,” as such term is defined in Regulation S promulgated under the Securities Act, the Contributor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Consideration Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the acceptance of the Consideration Shares, (ii) any foreign exchange restrictions applicable to such acceptance, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the acceptance, holding, redemption, sale, or transfer of the Consideration Shares. The Contributor’s acquisition of and continued beneficial ownership of the Consideration Shares will not violate any applicable securities or other laws of Chile or the Cayman Islands.

(j) Further Documentation. The Contributor shall, upon request by the Company, provide any additional certificates or representations required to establish an exemption from applicable securities legislation prior to the issue or transfer of any Consideration Shares.

(k) No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Contributor is a party or by or to which the Contributor or any of its assets or properties may be bound or subject or (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Contributor, or upon the properties or business of the Contributor.

(l) Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting the Contributor or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Contributed Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to the Contributors as follows:

(a) Incorporation, Standing and Power. The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

(b) Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the contemplated transactions have been duly authorized and approved by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(c) Capital Structure. The authorized share capital of the Company is US$35,000, divided into 250,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 50,000,000 preferred shares of a par value of US$0.0001 each (the “Preferred Shares”), of which 1 Class B Ordinary Share, and no Class A Ordinary Shares or Preferred Shares, are issued and outstanding prior to the date of this Agreement. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding.

(d) No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the memorandum and articles of association of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Company, or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

(e) Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting the Company or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Consideration Shares.

4. MISCELLANEOUS.

(a) Waivers. Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

(b) Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the Company and the Contributors.

(c) Assignment. This Agreement is not assignable except by operation of law.

(d) Plural, Gender, etc. Words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

(e) Notices. Until otherwise specified in writing, the mailing and email addresses of the parties to this Agreement shall be as set forth on the signature pages to this Agreement. Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail or email addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

(f) Governing Law; Submission to Jurisdiction. This Agreement and any disputes or claims arising out of, or in connection with, its subject matter or formation (including non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the laws of the Cayman Islands. The parties irrevocably agree that the courts of the Cayman Islands shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this Agreement or its subject matter or formation (including non-contractual disputes or claims).

(g) Publicity. Except for any publication or other information requiring disclosure by any party as required under applicable securities laws or as part of an initial public offering of the Company or thereafter, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

(h) Entire Agreement. This Agreement (including the exhibits hereto) contains the entire agreement among the parties with respect to its subject matter, and supersedes all prior agreements, written or oral, with respect thereto.

(i) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) Severability of Provisions. If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, that provision shall be ineffective to the extent of such invalidity, unenforceability or illegality but the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

(k) Counterparts; Facsimile or Email Execution. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. Facsimile, email or other means of electronic transmission execution and delivery of this Agreement is legal, valid and binding for all purposes.

(l) Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

(m) Further Assurances. Each of the parties shall at its own cost execute such documents and other papers and take such further actions as may be required or desirable to carry out the provisions hereof or the transactions contemplated thereby. Each of the parties hereto understands and acknowledges that the transactions contemplated hereby are being effected in connection with a proposed firm commitment underwritten initial public offering (the “Public Offering”) of the Company’s Class A Ordinary Shares and each Contributor agrees to cooperate and facilitate such Public Offering, including by completing any required director and officer questionnaires, FINRA questionnaires or similar questionnaires, providing consents and background information to permit background checks to be conducted by the underwriter for the Public Offering, providing information to satisfy the underwriter’s due diligence requirements, including the underwriter’s know your client and anti-money laundering obligations and take all such similar action and providing all such similar information as may be requested by the Company or its underwriter in connection with the Public Offering.

(n) Consent to Receive Notices by Electronic Transmission. Each Contributor hereby consents to the delivery of any corporate notices relating to the Company by electronic transmission to their email address as set forth on the signature page to this Agreement for all purposes and to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement on the date first above written.

Ticketplus Ltd.

By:	/s/ Chien-Fu Chen Chen
Name:	Chien-Fu Chen Chen
Title:	Chief Executive Officer

Address:

Email:

Yethro Dinamarca Santelices

/s/ Yethro Dinamarca Santelices

Address:

Email:

Chien-Fu Chen Chen

/s/ Chien-Fu Chen Chen

Address:

Email:

Sebastián Orellana Moreno

/s/ Sebastian Orellana Moreno

Address:

Email: